UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 18, 2016

EMERALD MEDICAL APPLICATIONS CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-15476

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

7 Imber Street, Petach Tikva, Israel	4951141
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (972) 3-744-4505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors of Emerald Medical Applications Corp. (the "Registrant") on November 18, 2016 (the "Meeting"), at which Meeting Yair Fudim, Chairman, and Dr. Estery Giloz-Ran, Chaim Hurvitz and Lior Wayn, directors, as well as attorney Dan Lahat and CEO, Adi Zamir, were present in person and/or telephonically. The presence of four of the Registrant's five directors at the Meeting constituted a quorum. At the Meeting, the majority of the Registrant's Board of Directors authorized the termination of Lior Wayn as president of the Registrant and of its wholly-owned Israeli subsidiary, Emerald Medical Applications Ltd ("Emerald IL"). The termination of Mr. Wayn as an executive officer of the Registrant and Emerald IL was "for cause" related principally to: (i) his lack of management abilities as an executive officer; (ii) his disregard of the directions of the Board of Directors; and (iii) the unwillingness of potential new investors and existing shareholders to make investments in the Registrant's securities and/or loans to Emerald IL if Mr. Wayn continued to serve as an executive officer.

In addition to, and in connection with, Mr. Wayn's termination as an executive officer, Mr. Wayn was removed as a director of the Registrant in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law ("DGCL") based upon the written consent dated November 16, 2016 (the "Written Consent") of the holders of the majority of the Registrant's shares of common stock, par value $0.0001 (the "Shares") entitled to vote (the "Majority Consenting Shareholders"). At November 16, 2016, the Registrant had 19,474,461 Shares issued and outstanding and the Majority Consenting Shareholders, owners of 10,085,304 Shares, representing 51.79% of the outstanding voting Shares, consented to and approved the removal of Mr. Wayn as a director of the Registrant.

Mr. Wayn has been delivered a copy of this Form 8-K contemporaneous with its filing. From prior communications with Mr. Wayn, including those at the Meeting, the Registrant understands that Mr. Wayn disagrees with the reasons for his termination as an executive officer and his removal as a director of the Registrant and Emerald IL. In the event that the Registrant receives a letter stating that he agrees or disagrees with the disclosure contained herein, the Registrant will file an 8-K including such letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Yair Fudim Yair Fudim, CEO Date: December 15, 2016